EXHIBIT 21.1

SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization

ServiceNow Australia Pty Ltd	Australia
ServiceNow GmbH	Austria
ServiceNow Belgium BVBA	Belgium
SN Europe C.V.	Bermuda
ServiceNow Brasil Gerenciamento de Servicos Ltda	Brazil
ServiceNow Canada Inc.	Canada
Brightpoint Security, Inc.	Delaware
DxContinuum, Inc.	Delaware
ITapp Inc.	Delaware
Qlue, Inc.	Delaware
ServiceNow Delaware LLC	Delaware
SkyGiraffe Inc.	Delaware
ServiceNow Denmark ApS	Denmark
ServiceNow Finland Oy	Finland
ServiceNow France SAS	France
Service-now.com GmbH	Germany
ServiceNow Hong Kong Limited	Hong Kong
ServiceNow Software Development India Private Limited	India
ITapp Software Private Limited	India
ServiceNow Ireland Limited	Ireland
Service Now A.B Israel 2012 Ltd	Israel
SkyGiraffe Ltd	Israel
ServiceNow Italy S.R.L.	Italy
ServiceNow Japan K.K.	Japan
ServiceNow Operations Mexico S DE RL DE CV	Mexico
ServiceNow Nederland B.V.	Netherlands
ServiceNow Norway AS	Norway
ServiceNow Poland Sp. Z o.o.	Poland
ServiceNow Portugal, Unipessoal LDA	Portugal
ServiceNow Pte. Ltd.	Singapore
ServiceNow South Africa (Pty) Ltd	South Africa
ServiceNow Spain SL	Spain
ServiceNow Sweden AB	Sweden
ServiceNow Switzerland GmbH	Switzerland
ServiceNow Turkey Bilisim Sanayi Ve Ticaret Limited Sirketi	Turkey
ServiceNow UK Limited	United Kingdom